April 7, 1997


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: The Bjurman Funds
       File No. 811-07921 and 333-16033


Ladies and Gentlemen of the Commission:

On behalf of The Bjurman Funds, a Delaware business trust (the
"Registrant"), we transmit via Edgar for filing pursuant to Rule 18F-1 of the Investment Company Act of 1940, as amended, Registrant's Form N-18F-1:
Notification of Registration pursuant to Rule 18F-1.

All questions and comments concerning this filing should be addressed to:

Laurie A. Jefferys, Esq.
c/o FPS Services, Inc.
3200 Horizon Drive
King of Prussia, PA 19428
Phone: (610) 239-4742
FAX: (610) 239-4902


Sincerely,
/s/ Laurie A. Jefferys
Laurie A. Jefferys
Corporate Compliance Administrator




               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                    FORM N-18F-1

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
     UNDER THE INVESTMENT COMPANY ACT OF 1940






                   The Bjurman Funds

               Exact Name of Registrant

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                              FORM N-18F-1

               NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

          The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                         SIGNATURE


          Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Los Angeles and the State of California on the 5th day of March , 1997.


               Signature:               The Bjurman Funds
                                  (Name of Registrant)


               By:        /s/ G. Andrew Bjurman

                            G. Andrew Bjurman

               By:        /s/ O. Thomas Barry, III

                            O. Thomas Barry, III
                                  Co-Presidents
                              ( Title )

Attest: /s/ Laurie Jefferys
Laurie Jefferys
Corporate Compliance Administrator
 ( Title )